Exhibit 3.1

                              AMENDED AND RESTATED
                            ARTICLES OF INCORPORATION
                                       OF
                         ALLIANCE NATIONAL INCORPORATED

      Pursuant to Chapter 78 of the Nevada Revised Statutes, ALLIANCE National Incorporated, a Nevada corporation (the "Corporation"), does hereby certify as follows:

      1. The name of the Corporation is ALLIANCE National Incorporated.

      2. The following resolutions (which set forth amendments to, and provide for the amendment and restatement of, the Amended and Restated Articles of Incorporation of the Corporation filed May 27, 1988, as amended by Certificate filed July 31, 1991, as further amended by Certificate of Amendment filed April 24, 1996, as further amended by Articles of Amendment filed November 15, 1996, as further amended by Articles of Amendment filed November 15, 1996, and as further amended and restated by Amended and Restated Articles of Incorporation filed January 8, 1999),were duly adopted by the Board of Directors of the Corporation as of July 19, 1999:

            RESOLVED, that subject to the approval of the holders of a majority of the issued and outstanding shares of common and preferred stock of the Corporation, the Articles of Incorporation be amended as set forth as Exhibit A to this resolution (the "Amended and Restated Articles of Incorporation") (i) to increase the authorized capital of the Corporation (as set forth in Article IV, Paragraph 1 of the Amended and Restated Articles of Incorporation), (ii) to change the name of the Corporation to VANTAS Incorporated (as set forth in Article I of the Amended and Restated Articles of Incorporation), (iii) to make reference to the Certificate of Designation of the Corporation's Series D Convertible Preferred Stock, to be filed immediately after the Amended and Restated Articles of Incorporation (as set forth in Article IV, Paragraph 2(a) of the Amended and Restated Articles of Incorporation), and (iv) otherwise to amend and restate in its entirety the Articles of Incorporation of the Corporation; and be it further

            RESOLVED, that the Amended and Restated Articles of Incorporation be submitted to the stockholders of the Corporation for approval, and upon the receipt of the approval of the holders of a majority of the issued and outstanding shares of common and preferred stock of the Corporation, the officers of this Corporation be, and they hereby are, authorized and empowered to execute and file with the Secretary of State of Nevada, the Amended and Restated Articles of Incorporation.

      3. The number of shares of common stock outstanding at the time of the adoption of these Amended and Restated Articles of Incorporation was 4,901,868 shares. The total number of shares of common stock entitled to vote thereon was 4,901,868 shares. The number of shares of preferred stock outstanding at the time of the adoption of these Amended and Restated Articles of

Incorporation was 24,122,986 shares. The total number of shares of preferred stock entitled to vote thereon was 24,122,986 shares.

      4. The number of shares of common stock voting for the adoption of these Amended and Restated Articles of Incorporation 2,593,191 was shares and voting against was zero shares. The number of shares of preferred stock voting for the adoption of these Amended and Restated Articles of Incorporation was 21,339,479 shares and voting against was zero shares. Accordingly, the written consent to the adoption of the Amended and Restated Articles of Incorporation of the stockholders of the Corporation holding a majority of the voting power has been obtained in accordance with the provisions of NRS Section 78.320.

      We, the undersigned President and Senior Vice President, respectively, of the Corporation, for the purpose of amending and restating the Articles of Incorporation of a corporation formed under the laws of the State of Nevada, do hereby make, file and record these Amended and Restated Articles of Incorporation, and do hereby certify that the facts herein stated are true and we have accordingly hereunto set our hands this 20th day of July, 1999.


                                          /s/ David W. Beale
                                          --------------------------------------
                                           David W. Beale
                                           President and Chief Executive Officer

ATTEST:

/s/ Steven M. Cooperman
-----------------------------------------
Steven M. Cooperman
Senior Vice President and General Counsel

STATE OF NEW YORK       )
                        ) SS.
COUNTY OF NEW YORK      )

            On the 20th day of July, 1999, personally appeared before me David
W. Beale, the President and Chief Executive Officer of the Corporation, and Steven M. Cooperman, the Senior Vice President and General Counsel of the Corporation, and who acknowledged that they executed these Amended and Restated Articles of Incorporation.

                                          /s/ Barbara DiMartino
                                          --------------------------------------
                                          Barbara DiMartino
                                          Notary Public

                                    Exhibit A

      ARTICLE I: The name of the Corporation is VANTAS Incorporated.

      ARTICLE II: The principal office of the Corporation within the State of Nevada is located at c/o The Prentice Hall Corporation System, Inc., 502 East John Street, Carson City, Nevada, 89201.

      ARTICLE III: The purposes for which the Corporation is organized are to engage in any activity or business not in conflict with the laws of the State of Nevada or of the United States of America, and without limiting the generality of the foregoing, specifically:

            1. To engage generally in the real estate business as principal, agent, broker, and in any lawful capacity, and generally to take, lease, purchase, or otherwise acquire, and own, use, hold, sell, convey, exchange, lease, mortgage, work, clear, improve, develop, divide and otherwise handle, manage, operate, deal in and dispose of real estate, real property, lands, multiple-dwelling structures, houses, buildings and other works and any interest or right therein; to take, lease, purchase or otherwise acquire, and to own, use, hold, sell, convey, exchange, hire, lease, pledge, mortgage, and otherwise handle and deal in and dispose of, as principal, agent, broker, and in any lawful capacity, such personal property, chattels, chattels real, rights, easements, privileges, choses in action, notes, bonds, mortgages, and securities as may lawfully be acquired, held, or disposed of; and to acquire, purchase, sell, assign, transfer, dispose of, and generally deal in and with, as principal, agent, broker, and in any lawful capacity, mortgages and other interests in real, personal, and mixed properties; to carry on a general construction, contracting, building and realty management business as principal, agent, representative, contractor, subcontractor, and in any other lawful capacity.

            2. To have and to exercise all the powers now or hereafter conferred by the laws of the State of Nevada upon corporations organized pursuant to the laws under which the Corporation is organized and any and all acts amendatory thereof and supplemental thereto.

            3. To discount and negotiate promissory notes, drafts, bill of exchange and other evidence of debts, and to collect for others money due them on notes, checks, drafts, bill of exchange, commercial paper and other evidence of indebtedness.

            4. To purchase or otherwise acquire, own, hold, lease, sell, exchange, assign, transfer, mortgage, pledge or otherwise dispose of, to guaranty, to invest, trade and deal in and with personal property of every class and description.

            5. To enter into any kind of contract or agreement, cooperative or profit sharing plan with its officers or employees that the Corporation may deem advantageous or expedient or otherwise to reward or pay such persons for their services as the directors may deem fit.

            6. To purchase, lease, or otherwise acquire, in whole or in part, the business, the good will, rights, franchises and property of every kind, and to undertake the whole or any part of the assets or liabilities, of any person, firm, association, non-profit or profit corporation, or own property necessary or suitable for its purposes, and to pay the same in cash, in the stocks or bonds of this company or otherwise, to hold or in any manner dispose of the whole or any part of the business or property so acquired and to exercise all of the powers necessary or incidental to the conduct of such business.

            7. To lend or borrow money and to negotiate and make loans, either on its own account or as agent, or broker for others.

            8. To enter into, make, perform and carry out contracts of every kind and for any lawful purpose, without limit as to amount with any person, firm, association, cooperative profit or non-profit corporation, municipality, state or government or any subdivision, district or department thereof.

            9. To buy, sell, exchange, negotiate, or otherwise deal in, or hypothecate securities, stocks, bonds, debentures, mortgages, notes or other collaterals or securities, created or issued by any corporation wherever organized including this Corporation, within such limits as may be provided by law, and while owner of any such stocks or other collaterals to exercise all rights, powers and privileges of ownership, including the right to vote the same; to subscribe for stock of any corporation to be organized, other than to promote the organization thereof.

            10. To purchase or otherwise acquire, own, hold, lease, sell, exchange, assign, transfer, mortgage, pledge, license, or otherwise dispose of any letters, patents, copyrights, or trademarks of every class and description.

            11. To do any and all other such acts, things, business or businesses in any manner connected with or necessary, incidental, convenient or auxiliary to do any of these objects, hereinbefore enumerated, or calculated, directly or indirectly to promote the interest of the Corporation; and in carrying on its purposes, or for the purpose of obtaining or furthering any of its business, to do any and all acts and things, and to exercise any and all other powers which a co-partner or natural person could do or exercise, and which now or hereafter may be authorized by law, here and in any other part of the world.

            12. The several clauses contained in this statement of powers shall be construed as both purposes and powers. And the statements contained in each of these clauses shall be in no way limited or restricted, by reference to or inference from, the terms of any other clauses, but shall be regarded as independent purposes and powers; and no recitations, expression or declaration of specific or special powers or purposes herein enumerated shall be deemed to be exclusive; but is hereby expressly declared that all other lawful powers not inconsistent herewith, are hereby included.

      ARTICLE IV: 1. The total number of shares of all classes of capital stock which the Corporation is authorized to issue is 92,000,000, of which 61,000,000 shares shall be Common Stock with a par value of $.01 per share and 31,000,000 shares shall be Preferred Stock with a par value of $.01 per share.

      2. A description of the different classes of capital stock of the Corporation, a statement of the relative rights of the holders of stock of such classes, and a statement of the voting powers and the designations, preferences, participating, optional or other special rights, and the qualifications, limitations and restrictions thereof, of the various classes of stock are as follows:

            (a) The authorized common stock shall be divided into two classes, Class A Common Stock of which there shall be 41,000,000 shares authorized, and Class B Common Stock of which there shall be 20,000,000 shares authorized. All of the shares of common stock issued and outstanding on the date of the filing of these Amended and Restated Articles of Incorporation shall be designated as Class A Common Stock. All shares of Class A Common Stock and Class B Common Stock shall be identical in all respects, and each outstanding share of common stock shall be entitled to one vote on each matter submitted to a vote at a meeting of stockholders, provided, that prior to issuance of any shares of Class B Common Stock, the Board of Directors shall, in a resolution or resolutions providing for the issuance of such shares of Class B Common Stock adopted by the Board of Directors, grant such special rights of the Class B Common Stock to vote for Directors and to provide for conversion into Class A Common Stock upon certain events as set forth in the Appendix which is attached to the Amended and Restated Certificate of Designation of the Corporation's Series C Convertible Preferred Stock, dated as of July 20, 1999, and to the Certificate of Designation of the Corporation's Series D Convertible Preferred Stock, dated as of July 20, 1999, and to be filed immediately after the filing hereof.

            (b) Subject to the provisions of the Nevada Revised Statutes, the Preferred Stock may be issued from time to time in one or more series, each of such series to have such designation, preferences and relative, participating, optional, voting or other special rights and qualifications, limitations or restrictions thereof as are stated and expressed in a resolution or resolutions providing for the issue of such series adopted by the Board of Directors as hereinafter provided.

            (c) Authority is hereby expressly granted to the Board of Directors, subject to the provisions of this Article IV and subject, further, to the provisions of the Nevada Revised Statutes (but without restricting the Board of Directors from taking any action described in Section 78.195(6) of the Nevada Revised Statutes), to authorize one or more series of Preferred Stock and, with respect to each series, to fix by resolution or resolutions providing for the issue of such series:

                  (i) the number of shares to constitute such series and the distinctive designation thereof;

                  (ii) the dividend rate on the shares of such series;

                  (iii) whether or not dividends on the shares of such series shall be cumulative, and, if cumulative, the date or dates from which dividends shall accumulate;

                  (iv) whether or not the shares of such series shall be
            redeemable, and, if redeemable, the premium, if any, over and above the par value thereof and any dividends accrued thereon which the shares of such series shall be entitled to receive upon the redemption thereof;

                  (v) whether or not the shares of such series shall be subject to the operation of retirement or sinking funds to be applied to the purchase or redemption of such shares for retirement and, if such retirement or sinking fund or funds be established, the annual amount thereof and the terms and provisions relative to the operation thereof;

                  (vi) whether or not the shares of such series shall be
            convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of stock of the Corporation and the conversion price or prices or the rate or rates at which such exchange may be made, with such adjustments, if any, as shall be stated and expressed or provided in such resolution or resolutions;

                  (vii) the amount of premium, if any, over and above the par value thereof and any dividends accrued thereon, which the shares of such series shall be entitled to receive upon the voluntary liquidation, dissolution or winding up of the Corporation;

                  (viii) the voting power of the shares of such series;

                  (ix) the rights of the shares of such series in the event of any liquidation, dissolution or winding up of the Corporation; and

                  (x) such other special rights and protective provisions as to the Board of Directors may deem advisable.

            (d) Cumulative voting in elections of Directors and all other matters brought before stockholders meetings, whether they be annual or special, shall not be permitted.

            (e) Except as set forth in any resolution of the Directors or in any Certificate of Designation for a series of Preferred Stock adopted pursuant to
Article IV of these Articles of Incorporation, no holder of shares of the Corporation of any class, now or hereafter authorized, shall have any preferential or preemptive right arising by reason of Chapter 78 of the Nevada Revised Statutes to subscribe for, purchase, or receive any shares of the Corporation of any class, now or hereafter authorized, or any options or warrants for such shares, or any rights to subscribe to or purchase such shares, or any securities convertible into or exchangeable for such shares, which may at any time be issued, sold or offered for sale by the Corporation.

            (f) Notwithstanding any other provision of these Amended and Restated Articles of Incorporation, any Change of Control Transaction shall require approval by the affirmative vote of the holders of at least 66-2/3% of the outstanding voting securities of the Corporation (voting together as a single class, and with each holder of securities convertible into or exchangeable for shares of common stock being entitled to that number of votes as is equal to the number of shares of common stock into which such convertible securities are convertible on the record date of such vote or for which such exchangeable securities are exchangeable on the record date of such vote). For purposes hereof, a Change of Control Transaction shall mean any issuance of securities of the Corporation, or any merger, consolidation or similar transaction involving the Corporation, whether in a single transaction or a series of related transactions, as a result of which the holders of the outstanding voting securities of the Corporation immediately prior to the occurrence of such issuance, merger, consolidation or similar transaction beneficially own or control less than a majority of the outstanding voting securities of the continuing or surviving entity immediately following the occurrence of such issuance, merger, consolidation or similar transaction (the number of outstanding voting securities held by any person for this purpose shall be determined by assuming that immediately prior to the occurrence of such issuance, merger, consolidation or similar transaction, all securities convertible into or exchangeable for shares of common stock have been converted into or exchanged for the number of shares of common stock into which such convertible securities are then convertible or for which such exchangeable securities are then exchangeable).

      ARTICLE V: The period of duration of the Corporation shall be perpetual.

      ARTICLE VI: The holders of a majority of the outstanding shares of stock which have voting power shall constitute a quorum at a meeting of stockholders for the transaction of any business unless the action to be taken at the meeting shall require a greater proportion.

      In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to fix the amount to be reserved as stated capital over and above its paid-in capital stock, and to authorize and cause to be executed, mortgages and liens upon the real and personal property of the Corporation.

      ARTICLE VII: The personal liability of the officers and directors of the Corporation is hereby eliminated to the fullest extent permitted by Chapter 78 of the Nevada Revised Statutes, as the same may be amended and supplemented.

      ARTICLE VIII: The Corporation shall, to the fullest extent permitted by Chapter 78 of the Nevada Revised Statutes, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under Chapter 78 of the Nevada Revised Statutes from and against any and all of the expenses, liabilities, or other matters referred to in or covered by Chapter 78 of the Nevada Revised Statutes and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any By-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action to another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.

      ARTICLE IX: The Corporation reserves the right to amend, alter, change or repeal any provision contained in these Amended and Restated Articles of Incorporation in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.


                                       8